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THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES
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Exhibit 12.2 - Statement Regarding Computation of Ratios
Ratios of Earnings to Fixed Charges


                                                   Twenty-six weeks ended
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                                                  August 3,         July 29,
                                                    1996              1995
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     Interest                                     15,952              15,683
     Interest factor in rental expense             5,158               3,522
     Capitalized interest                            507                 812
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 (a) Fixed charges, as defined                    21,617              20,017
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     Earnings before income taxes                 79,922              66,037
     Fixed charges                                21,617              20,017
     Capitalized interest                           (507)               (812)
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 (b) Earnings as defined                         101,032              85,242
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 (c) Ratio of earnings to fixed charges (a/b)        4.7x                4.3
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